Exhibit 99.1

WAUSAU PAPER ANNOUNCES FOURTH-QUARTER,

YEAR-END FINANCIAL RESULTS

MOSINEE, WI – February 9 – (Business Wire) – Wausau Paper (NYSE:WPP) today reported a fourth-quarter net loss of $1.8 million, or $0.04 per share, compared with a net loss of $27.6 million, or $0.55 per share, in the year-earlier period.  Net sales decreased 9 percent to $275.7 million, while shipments declined 22 percent to 171,000 tons due to anticipated volume reductions resulting from the December 2007 closure of Printing & Writing’s Groveton, New Hampshire paper mill, the July 2008 closure of Specialty Products’ roll wrap operations, and the impact of fourth-quarter demand weakness.

Results for the 2008 fourth-quarter included after-tax charges of $3.7 million, or $0.08 per share, relating to a paper machine shutdown at Specialty Products’ Jay, Maine facility and after-tax timberland sales gains of $0.5 million, or $0.01 per share.  Prior-year fourth quarter results included an after-tax charge of $28.8 million, or $0.58 per share, relating to the closure of the Groveton mill; an after-tax gain of $0.4 million, or $0.01 per share, relating to the net impact of the closure of the roll wrap operations; timberland sales gains of $2.0 million, or $0.04 per share; and one-time state tax benefits of $1.2 million, or $0.02 per share.  Excluding these items, adjusted fourth-quarter 2008 net earnings were $1.4 million, or $0.03 per share, compared with a net loss of $2.4 million, or $0.05 per share, last year.  Adjusted net earnings per share is a non-GAAP measure and three month and full-year results are reconciled to GAAP net earnings per share below.

	3 Months Ended		12 Months Ended
	December 31		December 31
	2008	2007	2008	2007

GAAP Net Earnings (Loss) Per Share	($0.04)	($0.55)	($0.32)	($0.04)
Gain on Sale of Timberlands	(0.01)	(0.04)	(0.08)	(0.12)
Facility Closure Charges(1)	–	0.57	0.31	0.56
Paper Machine Shutdown Charges	0.08	–	0.12	–
Tax Audit Settlement(2)	–	–	(0.02)	–
Tax Benefit(3)	–	(0.02)	–	(0.26)

Adjusted Net Earnings (Loss) Per Share	$0.03	( $0.05)	$0.01	$0.14

Note:  Totals may not foot due to rounding differences.

(1)  Charges related to the sale and closure of Specialty Products’ roll wrap business, the closure of Printing & Writing’s Groveton mill, and in 2008, the planned closure of Printing & Writing’s converting operations in Appleton, Wisconsin.

(2)  Tax benefit related to the settlement of a Federal tax audit.

(3)  In the fourth quarter of 2007, state tax benefits primarily related to net operating loss recognition.  In the year ended December 31, 2007, state tax benefits primarily related to the January 1, 2007, restructuring at the Company’s subsidiaries.

For the full-year 2008, Wausau Paper reported a net loss of $15.8 million, or $0.32 per share, compared with a net loss of $1.8 million, or $0.04 per share, in 2007.  Excluding the items listed in the table above, 2008 adjusted net earnings were $0.5 million, or $0.01 per share, compared to 2007 net earnings of $7.3 million, or $0.14 per share.  Net sales decreased 4 percent to $1.19 billion, while shipments declined 15 percent to 782,000 tons due primarily to the closure of the Groveton mill and roll wrap operations.

Commenting on quarterly performance, Thomas J. Howatt, president and CEO, said, “Fourth quarter adjusted net earnings increased from 2007 levels despite recessionary business conditions intensifying during the year.  The weakening economy impacted orders for each of our three businesses and resulted in Specialty Products and Printing & Writing taking market-related downtime in the fourth quarter.  Even so, Printing & Writing reported its strongest quarterly profit in more than four years – with results driven by the execution of the profit recovery plan announced in the fourth quarter of 2007.”

Turning to annual results, Mr. Howatt added, “Adjusted results were slightly above break even levels for 2008 as we continued to implement plans to improve the future performance of each of our businesses.  We permanently closed unprofitable capacity in our Specialty Products and Printing & Writing businesses while pursuing strategic capital projects aimed at driving long-term shareholder value.”  Mr. Howatt continued, “Towel & Tissue’s $31 million towel machine rebuild is scheduled for completion in the first quarter of 2009, while Printing & Writing’s $15 million fiber-handling project at the Brokaw mill is expected to be completed by mid-year.  Projects of this nature, combined with our focus on superior customer service, cost reduction, and operational excellence, position us to weather the current economic downturn while improving the competitive position of our businesses.”

Segment Results:

Printing & Writing’s fourth-quarter operating profit of $2.8 million compared with a loss of $52.0 million last year while net sales and shipments declined 16 percent and 27 percent, respectively, due to reduced volumes associated with the Groveton mill closure.  Year-ago fourth-quarter results included pre-tax Groveton closure charges of $45.9 million, consisting primarily of non-cash charges related to depreciation of long-lived assets.  The completed elements of Printing & Writing’s profit recovery plan – which include a permanent 28 percent capacity reduction and renewed sales and marketing focus on core products and brands – have produced a degree of earnings momentum for the segment.  This momentum continued into the fourth quarter despite an industry-wide decline in paper demand of 15 percent which led to market-related downtime equal to 10 percent of Printing & Writing’s fourth-quarter capacity.  In addition, the fiber handling project and recently announced converting and distribution consolidation initiative are expected to provide meaningful benefits by the end of 2009, contributing to the Company’s pursuit of cost of capital level performance by this business.

Specialty Products reported a fourth-quarter operating loss of $8.3 million – including pre tax charges of $5.8 million related to the paper machine shutdown at the Jay mill – compared with an operating loss of $2.7 million the year before.  Net sales decreased 11 percent as shipments declined 25 percent, due primarily to the elimination of roll wrap sales and significant demand weakness in industrial and housing-related markets.  In addition to the permanent shutdown of the Jay paper machine, Specialty Products reduced production by 10 percent during the quarter to balance production with demand and is focused on increasing volumes in less cyclical core markets such as liner and food packaging.

Towel & Tissue’s fourth-quarter operating profits of $9.1 million compare to profits of $10.9 million in the year-ago period.  Net sales increased 2 percent while shipments decreased 7 percent.  Although below prior-year levels, operating margins of 11 percent were the strongest reported for any quarter in 2008 and reflect the benefit of continued product mix gains.  For the full year, shipments increased 2 percent and value added product shipments were up 11 percent despite a flat demand trend in the “away from home” market.  The full benefits of the first-quarter towel machine rebuild are expected to be achieved in the second half of 2009, improving operating margins by increasing operational efficiencies and adding 16,000 tons of production capacity.   The additional production volume will displace product currently purchased from other towel and tissue manufacturers.

Timberland Sales:

The Company sold approximately 750 acres of timberlands in the fourth quarter, continuing progress on its program to sell 42,000 acres of non-strategic timberlands. A total of 17,000 acres remains in the sales program.

Outlook:

Commenting on the outlook for the first quarter of 2009, Mr. Howatt said, “Uncertainty regarding the duration and severity of the economic recession bears significantly on our near-term outlook.  With economic conditions unlikely to improve in the near-term, we have implemented initiatives intended to reduce costs and generate cash.  Specifically, we have reduced our salaried workforce by approximately 7 percent, implemented a plan to reduce fixed manufacturing and administrative expenses by $6 million over the first half of the year, and are targeting a $15 million reduction in inventory by the end of the third quarter.  In addition, we have scheduled appropriate levels of market-related downtime in our Printing & Writing and Specialty Products businesses.”  Mr. Howatt continued, “We expect first quarter results to approximate breakeven levels excluding timberland sales gains and anticipated expenses of $0.05 per share associated with the towel machine rebuild and Printing & Writing’s converting and distribution project.  Adjusted net losses in the first quarter of 2008 were $0.06 per share.

Conference Call:

Wausau Paper’s fourth-quarter conference call is scheduled for 11:00 a.m. Eastern Time on Tuesday, February 10, and can be accessed through the Company’s Web site at http://www.wausaupaper.com.  A replay of the webcast will be available at the same site through February 24.

About Wausau Paper:

Wausau Paper, with revenues of $1.2 billion in fiscal 2008, produces and markets fine printing and writing papers, technical specialty papers, and "away-from-home" towel and tissue products.  To learn more about Wausau Paper visit:  http://www.wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements.  Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the company’s Form 10-K for the year ended December 31, 2007.  The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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Wausau Paper
Interim Report - Quarter Ended December 31, 2008

(in thousands, except per share amounts)
Condensed Consolidated Statements	Three Months		Twelve Months
of Operations	Ended December 31, (unaudited)		Ended December 31,
	2008	2007	2008 (unaudited)	2007
Net sales	$ 275,673	$ 304,468	$1,191,764	$1,240,438
Cost of sales	252,262	319,886	1,103,076	1,162,739
Gross profit (loss)	23,411	(15,418)	88,688	77,699
Selling & administrative expenses	23,422	20,949	89,111	84,199
Restructuring	490	7,267	16,331	7,267
Operating loss	(501)	(43,634)	(16,754)	(13,767)
Interest expense	(2,600)	(2,562)	(10,283)	(11,080)
Other income, net	97	226	367	793
Loss before income taxes	(3,004)	(45,970)	(26,670)	(24,054)
Credit for income taxes	(1,227)	(18,348)	(10,836)	(22,229)

Net loss	$ (1,777)	$ (27,622)	$ (15,834)	$ (1,825)

Net loss per share (basic and diluted)	$ (0.04)	$ (0.55)	$ (0.32)	$ (0.04)
Weighted average shares outstanding-basic	48,779	50,038	49,033	50,477
Weighted average shares outstanding-diluted	48,779	50,038	49,033	50,477

Condensed Consolidated Balance Sheets	December 31,	December 31,
	2008 (unaudited)	2007
Current assets	$ 262,562	$ 274,350
Property, plant, and equipment, net	405,408	413,296
Other assets	42,880	56,551
Total Assets	$ 710,850	$ 744,197

Current liabilities	$ 143,732	$ 161,428
Long-term debt	191,963	139,358
Other liabilities	167,574	162,496
Stockholders' equity	207,581	280,915
Total Liabilities and Stockholders’ Equity	$ 710,850	$ 744,197

Condensed Consolidated Statements of Cash Flow	Twelve Months
	Ended December 31,
	2008 (unaudited)	2007
Net cash (used in) provided by operating activities	$ (2,520)	$ 54,813

Cash flows from investing activities:
Capital expenditures	(48,324)	(30,088)
Proceeds from property, plant, and equipment disposals	9,056	14,705
Net cash used in investing activities	(39,268)	(15,383)

Cash flows from financing activities:
Net issuances of commercial paper	15,910	–
Net borrowings under credit agreement	37,500	15,000
Payments under capital lease obligation and notes payable	(204)	(35,212)
Dividends paid	(16,713)	(17,205)
Excess tax benefits related to share-based compensation	–	35
Payments for purchase of company stock	(8,496)	(10,049)
Net cash provided by (used in) financing activities	27,997	(47,431)

Net decrease in cash & cash equivalents	$(13,791)	$ (8,001)

Note 1.  In December 2008, we announced plans to permanently close Printing & Writings’s converting operations at our Appleton, Wisconsin facility.  The operations at the Appleton facility will be reduced in a phased matter beginning in early 2009 and will be permanently closed prior to December 31, 2009.  The closure will result in the elimination of approximately 90 permanent jobs.  The converting equipment at the Appleton facility will be relocated to our remaining Printing & Writing mills, and distribution activities will also be relocated to a centralized location.  The cost of sales for the three and twelve months ended December 31, 2008, includes less than $0.1 million in pre-tax charges for associated closure costs.  Pre-tax restructuring expense related to severance and benefit continuation costs was also less than $0.1 million for the three and twelve months ended December 31, 2008.  Additional pre-tax closure charges of approximately $3.4 million are expected to be incurred in 2009.

Note 2.  In August 2008, we announced plans to permanently shutdown one of the two paper machines at our Specialty Products mill in Jay, Maine.  The shutdown was completed in December 2008, and impacted approximately 150 of the 235 employees at the facility.  The cost of sales for the three and twelve months ended December 31, 2008, includes $5.1 million and $7.2 million, respectively, in pre-tax charges for depreciation on assets and other associated costs of the machine shutdown.  Pre-tax restructuring expense related to severance and benefit continuation costs and other associated costs of the machine shutdown was $0.7 million and $2.4 million, respectively, for the three and twelve months ended December 31, 2008.  Additional pre-tax charges related to the permanent machine shutdown of approximately $0.1 million are expected to be incurred in 2009.

Note 3.  During the third quarter of 2008, we settled an ongoing examination by the Internal Revenue Service for our 1998 to 2003 tax years.  The examination related to certain research and development credits recorded for these respective tax years.  In the third and fourth quarters of 2008, we recorded a credit for income taxes of $0.9 million and $0.2 million, respectively, related to the settlement of the ongoing examination, interest costs, and closure of the related tax years.

Note 4.  In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Benefit Plans” (“SFAS 158”), which requires that we recognize in our financial statements the overfunded or underfunded status of a defined benefit post-retirement plan as an asset or liability and to recognize changes in that funded status in the year in which the changes occur through comprehensive income.  SFAS 158 also requires the measurement date of the funded status of a plan as of the date of the year-end financial statements.  The recognition provisions of SFAS 158 were adopted on December 31, 2006.  We adopted the measurement date provisions on January 1, 2008, which resulted in an increase in our liabilities for defined benefit pension and post-retirement plans of $2.9 million, an increase in deferred tax assets of $1.0 million, an after-tax increase to accumulated other comprehensive income of $0.4 million, and an after-tax charge to retained earnings of $2.3 million.

Note 5.  In December 2007, the roll wrap portion of our Specialty Products’ business was sold to Cascades Sonoco, Inc. We continued to manufacture roll wrap and related products for the buyer during a post-closing transition period that expired on July 2, 2008.  The cost of sales for the three and twelve months ended December 31, 2008, includes $0.1 million in pre-tax charges related to the closure of the roll wrap operations.  During the three and twelve months ended December 31, 2007, cost of sales was impacted by a credit of $0.8 million due to a gain on the sale of the roll wrap business offset by asset impairment charges.  Pre-tax restructuring expense related to severance and benefit continuation costs and other associated closure costs for the three months ended December 31, 2008 and 2007, was $0.1 million and $0.2 million, respectively.  Pre-tax restructuring expense related to severance and benefit continuation costs and other associated closure costs for the twelve months ended December 31, 2008 and 2007, was $0.5 million and $0.2 million, respectively.  We have retained and intend to sell the real property at the roll wrap production facilities.  At December 31, 2008, both of the facilities used for roll wrap manufacturing met the classification requirements of net assets held for sale as defined in SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”.  Accordingly, the net assets associated with the facilities are classified as net assets held for sale, which are included in current assets on our Condensed Consolidated Balance Sheets.  We continue to sell certain specialty products to our customers that were previously manufactured at these facilities.  We do not expect to incur any additional pre-tax closure charges related to the sale and closure of our roll wrap operations.

Note 6.  In October 2007, we announced plans to cease Printing & Writing’s papermaking operations at our Groveton, New  Hampshire mill.  Papermaking operations ceased in December 2007, and resulted in the elimination of approximately 300 permanent jobs.  The cost of sales for the three months ended December 31, 2008 and 2007, includes less than $0.1 million and $38.8 million, respectively, in pre-tax charges for depreciation on assets and other associated closure costs and, in 2007, an adjustment of spare parts and mill inventory to net realizable value.  The cost of sales for the twelve months ended December 31, 2008 and 2007, includes $10.1 million and $38.8 million, respectively, in pre-tax charges for depreciation on assets, an adjustment of spare parts and mill inventory to net realizable value, and other associated closure costs.  Pre-tax restructuring expense related to severance and benefit continuation costs and other associated closure costs was $7.1 million for the three months ended December 31, 2007.  An adjustment to contract termination costs during the three months ended December 31, 2008, offset other associated closure costs resulting in a credit to pre-tax restructuring expense of $0.3 million.  Pre-tax restructuring expense for the twelve months ended December 31, 2008 and 2007, includes $13.4 million and $7.1 million, respectively, related to severance and benefit continuation costs and other associated closure costs, and in 2008, contract termination costs.  We do not expect to incur any additional closure charges related to the closure of the Groveton, New Hampshire mill.

Note 7.  On January 1, 2007, we adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement 109” (“FIN 48”).  FIN 48 defines the threshold for recognizing the benefits of tax return positions in the financial statements as “more-likely-than-not” to be sustained by the taxing authority.  The literature provides guidance on the derecognition, measurement and classification of income tax uncertainties, along with any related interest and penalties.  FIN 48 also includes guidance concerning accounting for income tax  uncertainties in interim periods and increases the level of disclosures associated with any income tax uncertainties.  The adoption of FIN 48 did not have a significant impact on our financial statements.

Note 8.  Effective January 1, 2007, we reorganized the various subsidiaries which comprised our operating segments to align more closely with our operating structure.  Each segment is now organized as a single member limited liability company and operates as a direct subsidiary of Wausau Paper Corp.  The new structure allowed us to utilize state net operating loss and credit carryovers of certain subsidiaries for which full valuation allowances had been previously established due to the fact that separate state tax returns were filed under our previous structure.  In the first quarter of 2007, we recorded state income tax benefits of $12.0 million, or $0.24 per basic and diluted share, primarily as a result of the reversal of these valuation allowances.  In the second quarter of 2007, we recorded state income tax charges of $0.4 million, or $0.01 per basic and diluted share, as a result of the recognition of a change in our effective state tax rate from our previous tax structure to our single member limited liability company tax structure.

Note 9. Interim Segment Information

Our operations are classified into three principal reportable segments: Specialty Products, Printing & Writing, and Towel & Tissue, each providing different products.  Separate management of each segment is required because each business unit is subject to different marketing, production, and technology strategies.

Specialty Products produces specialty papers at its manufacturing facilities in Rhinelander, Wisconsin; Mosinee, Wisconsin; and Jay, Maine.  Specialty Products also includes two converting facilities that produced laminated roll wrap and related specialty finishing and packaging products (see Note 5). Printing & Writing produces a broad line of premium printing and writing grades at manufacturing facilities in Brokaw, Wisconsin; and Brainerd, Minnesota.  The Printing & Writing 2007 interim segment information also includes a manufacturing facility in Groveton, New Hampshire, which ceased papermaking operations in December 2007 (see Note 6).  Printing & Writing also includes a converting facility that converts printing and writing grades (see Note 1). Towel & Tissue produces a complete line of towel and tissue products that are marketed along with soap and dispensing systems for the “away-from-home” market.  Towel & Tissue operates a paper mill in Middletown, Ohio and a converting facility in Harrodsburg, Kentucky.

Asset information, sales, operating profit, and other significant items by segment is as follows:

(in thousands, except ton data)	December 31,	December 31,
	2008 (unaudited)	2007
Segment assets
Specialty Products	$ 279,354	$ 305,083
Printing & Writing	180,221	205,349
Towel & Tissue	210,977	178,214
Corporate & Unallocated*	40,298	55,551
	$ 710,850	$ 744,197

	Three Months		Twelve Months
	Ended December 31, (unaudited)		Ended December 31,
	2008	2007	2008 (unaudited)	2007
Net sales external customers
Specialty Products	$ 104,391	$ 117,727	$ 481,390	$ 488,343
Printing & Writing	87,784	104,895	376,963	444,516
Towel & Tissue	83,498	81,846	333,411	307,579
	$ 275,673	$ 304,468	$1,191,764	$1,240,438

Operating (loss) profit
Specialty Products	$ (8,317)	$ (2,671)	$ (11,609)	$4,433
Printing & Writing	2,809	(52,028)	(26,983)	(57,415)
Towel & Tissue	9,056	10,918	32,793	43,032
Corporate & Eliminations	(4,049)	147	(10,955)	(3,817)
	$ (501)	$ (43,634)	$ (16,754)	$ (13,767)

Depreciation, depletion, and amortization
Specialty Products	$ 10,024	$ 5,543	$ 27,404	$ 22,857
Printing & Writing	2,101	37,644	13,963	46,684
Towel & Tissue	6,946	6,364	27,278	24,110
Corporate & Unallocated	214	199	823	679
	$ 19,285	$ 49,750	$ 69,468	$ 94,330

Tons sold
Specialty Products	68,065	90,371	340,090	384,827
Printing & Writing	60,018	81,661	263,518	357,233
Towel & Tissue	42,951	45,982	178,351	174,972
	171,034	218,014	781,959	917,032

*Segment assets do not include intersegment accounts receivable, cash, deferred tax assets, and certain other assets which are not identifiable with the segments.